Exhibit 10.2

Fargo Electronics, Inc.

2005 Non-employee Director Compensation Summary

The Board of Directors of Fargo Electronics, Inc. approved the following fee schedule to be effective January 1, 2005 for non-employee directors:

Annual Retainer	$20,000
Lead Director	$8,000
Audit Committee chair	$7,000
Audit Committee members	$3,000
Other Committee chairs	$3,000
Other Committee members	$2,000

The Board also approved a stock option grant of 5,000 shares per non-employee director on the date of the annual meeting.

All cash compensation will be paid quarterly.